UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

Tuesday Morning Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19658 (Commission File Number)	75-2398532 (IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas (Address of principal executive offices)	75240 (Zip Code)

Registrant’s telephone number, including area code:  (972) 387-3562

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2011, the Board of Directors (the “Board”) of Tuesday Morning Corporation (the “Company”) appointed Sheldon I. Stein to serve as an independent director of the Company until his term expires at the Company’s next annual meeting of stockholders, which is scheduled to be held on November 9, 2011 (the “Annual Meeting”).  There are no understandings or arrangements between Mr. Stein and any other person pursuant to which Mr. Stein was selected to serve as a director of the Company and there are no reportable transactions under Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Stein executed the Company’s standard form of confidentiality agreement for directors.

Mr. Stein will receive compensation for his service on the Board in accordance with the Company’s standard compensatory arrangements for independent directors. These arrangements include an annual retainer in the amount of $30,000 and a Board meeting fee of $2,500 for in-person meetings and $1,000 for telephonic meetings. In addition, Mr. Stein will be reimbursed for his out-of-pocket expenses incurred in attending Board meetings and will receive the standard 20% discount on merchandise purchases provided to all of the Company’s employees. If Mr. Stein is later appointed to a committee of the Board, he will also be entitled to receive additional compensation related to such service. Upon Mr. Stein’s appointment to the Board, he was awarded an option to purchase 20,000 shares of the Company’s common stock, which option vests in four equal installments on the anniversary dates of the grant.

In addition, on September 21, 2011 Benjamin D. Chereskin notified the Company that he is retiring from the Board, effective as of the Annual Meeting.

The press release announcing the appointment of Mr. Stein as a director of the Company is attached hereto as Exhibit 99.1

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press release announcing the appointment of Sheldon I. Stein to the Board of Directors of Tuesday Morning Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: September 21, 2011	By:	/s/ Stephanie Bowman
Stephanie Bowman
Executive Vice President and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release announcing the appointment of Sheldon I. Stein to the Board of Directors of Tuesday Morning Corporation